AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of May 8, 2013, by and among BEACON ENTERPRISE SOLUTIONS GROUP, INC., a Nevada corporation (“Beacon”), BEACON ACQUISITION SUB, LLC, a newly formed Delaware limited liability company and a wholly owned subsidiary of Beacon (the “Merger Sub”), and OPTOS CAPITAL PARTNERS, LLC, a Delaware limited liability company (“Optos”).  Capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.            Beacon, Merger Sub and Optos intend to effect a merger of Merger Sub with and into Optos in accordance with the Delaware Limited Liability Company Act (the “Act”) and this Agreement (the “Merger”).  Upon consummation of the Merger, the separate existence of Merger Sub will cease, and Optos will continue to be governed by the laws of Delaware.

B.            It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

C.            The board of directors of Beacon, the sole manager of Merger Sub, and the sole manager of Optos have each adopted a resolution approving and declaring the advisability of this Agreement, the Merger and each of the other Contemplated Transactions, as applicable.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

DESCRIPTION OF TRANSACTION

1.1          Merger of Merger Sub with and into Optos.

Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into Optos, and the separate existence of Merger Sub shall cease.  Following the Effective Time, Optos shall continue as the surviving entity (the “Surviving Entity”).

1.2          Effect of the Merger.

The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Act.

1.3          Closing; Effective Time.

The consummation of the Merger (the “Closing”) shall take place at the Warrington offices of Fox Rothschild LLP, with an address of 2700 Kelly Road, Suite 300, Warrington, PA 18976-3624, at 10:00 a.m. on a date to be agreed upon in writing by Beacon and Optos (the “Closing Date”), which shall be no later than the third (3rd) Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Articles V and VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions).  Subject to the provisions of this Agreement, a Certificate of Merger satisfying the applicable requirements of the Act (the “Certificate of Merger”) shall be duly executed by Optos and, simultaneously with or as soon as practicable following the Closing, filed with the Secretary of the State of Delaware (the “Secretary of State”). The Merger shall become effective upon the later of: (a) the date and time of the filing of the Certificate of Merger with the Secretary of State or (b) such later date and time as may be specified in the Certificate of Merger with the Consent of the Parties. The date and time the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

1.4          Certificate of Formation and Limited Liability Company Agreement; Managers and Officers.

(a)          At the Effective Time, the Certificate of Formation of the Surviving Entity shall be the Certificate of Formation of Optos as existing immediately prior to the Effective Time;

(b)          At the Effective Time, the Limited Liability Company Agreement of the Surviving Entity shall be the Limited Liability Company Agreement of Optos as existing immediately prior to the Effective Time; and

(c)          Immediately after the Effective Time, the manager(s) of the Surviving Entity shall be the manager(s) of Optos immediately prior to the Effective Time.

1.5          Articles of Incorporation and Bylaws; Directors and Officers.

(a)          At the Effective Time, the Bylaws of Beacon shall be amended as to provide that a quorum exists at a meeting of shareholders so long as there are present, in person or by proxy, at least a majority of the voting power of Beacon and fixing the number of directors constituting the entire Beacon Board of Directors as seven (7);

(b)          At the Effective Time, Beacon shall cause its current officers to resign and new officers designated by Optos to be appointed. Beacon shall cause all but one (1) of its current directors to resign prior to the Closing and shall appoint one (1) additional director prior to the Closing (the “Continuing Directors”). Upon the Closing, replacement directors designated by Optos shall be appointed to fill the vacancies. The Continuing Directors shall have a term of at least two (2) years and may not be removed during such time, which shall be handled through amendment of Beacon’s Bylaws (and/or a voting agreement). The five (5) vacancies on the Board of Directors of Beacon shall be promptly filled through designation by Optos no more than 15 days after the filing and dissemination of an information statement on Schedule 14f-1. The Parties agree that no action shall be taken by Beacon’s Board of Directors after the Effective Time until such time as the new directors are designated; and

(c)          Within thirty (30) days following the Effective Time, and subject to receipt of the requisite approval of the shareholders of Beacon, Beacon shall cause an appropriate filing to be made with the Secretary of State of Nevada, in the form of a certificate of amendment to the existing Articles of Incorporation of Beacon (the “Beacon Articles Amendment”), whereby, without any further action on the part of Beacon, Optos or any shareholder of Beacon:

(i)          the number of shares of authorized Beacon Common Stock shall be increased from 70 million shares to 100 million shares (the “Beacon Capital Increase”);

(ii)          the name of Beacon shall be changed to “5G Communications, Inc.” or if such name is not available, such other name as may be mutually agreed by the Parties (the “Beacon Name Change”);

(iii)          the board of directors of Beacon shall be authorized to effectuate a reverse stock split by a ratio of one-for-twenty (the “Reverse Split”); and

(iv)          such other actions shall be taken by virtue of, and such other terms and provisions shall be contained in, the Beacon Articles Amendment as Beacon and Optos shall mutually agree.

1.6          Conversion of Outstanding Optos Membership Interests.

(a)          At the Effective Time, by virtue of the Merger and without any further action on the part of Beacon, Merger Sub or Optos or any of their respective shareholders or members, as applicable:

(i)          All Outstanding Optos Membership Interests shall be converted into and represent the right to receive an aggregate number of shares of Beacon Issuable Preferred Stock such that, upon conversion of all such Beacon Issuable Preferred Stock in accordance with the terms hereof, the holders of such shares will hold 95% of all Resultant Stock; such shares of Beacon Issuable Preferred Stock shall be issued to the holders of the Outstanding Optos Membership Interests pro rata based upon their ownership of such Outstanding Optos Membership Interests.

(ii)          The membership interests of Merger Sub shall be converted into 100% of the membership interests of the Surviving Entity.

(b)          No fractional shares of Beacon Common Stock shall be issued in connection with the Merger or the Reverse Split, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Beacon Common Stock or Outstanding Optos Membership Interests who would otherwise be entitled to receive a fraction of a share of Beacon Common Stock (after aggregating all fractional shares issuable to such holder) shall, in lieu of such fraction of a share, be entitled to receive one full share of Beacon Common Stock.

1.7          Issuance of Beacon Issuable Preferred Stock Certificates.

(a)          At the Effective Time, Beacon shall issue and deliver to the holders of the Outstanding Optos Membership Interests a certificate representing the number of whole shares of Beacon Issuable Preferred Stock that such holder has the right to receive pursuant to the provisions of Section 1.6.

(b)          Beacon, Optos and the Surviving Entity shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Membership Interests such amounts, if any, as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.8          Securities Act Exemption; Restricted Stock.

(a)          The offer and sale of Beacon Issuable Preferred Stock pursuant to this Agreement and the Merger are being made in reliance upon the exemption from registration provided by Section 4(2) under the Securities Act and Rule 506 promulgated thereunder and/or pursuant to Regulation S promulgated under the Securities Act.  The Parties shall take any and all such action as shall be necessary or desirable to establish reliance upon such provisions including, without limitation, obtaining appropriate representations from holders of the Outstanding Optos Membership Interests.

(b)          The Beacon Issuable Preferred Stock to be issued pursuant to the Merger shall not have been registered when issued and shall be characterized upon issuance as “restricted securities” under the federal securities laws, and under such laws such shares may be resold without registration under the Securities Act only in certain limited circumstances.  Each certificate evidencing Beacon Issuable Preferred Stock to be issued pursuant to the Merger shall bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS.  SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF THE COMPANY’S LEGAL COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

1.9          Tax Consequences.

For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The Parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. Accordingly, both prior to and after the Effective Time, each Party's books and records shall be maintained and all federal, state and local income tax returns and schedules thereto shall be filed in a manner consistent with the Merger being qualified as a reverse triangular merger under Section 368(a)(2)(E) of the Code. Each Party shall provide to each other such information, reports, returns or schedules as may be reasonably required to assist such Party in accounting for and reporting the Merger being so qualified and shall cooperate in good faith to implement any structural changes necessary so that the transaction is so qualified and does not constitute a taxable event to the Parties and/or their members and shareholders.

1.10          Further Action.

If, at any time after the Effective Time, any further action is determined by Beacon to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Entity with full right, title and possession of and to all rights and property of Merger Sub and Optos, the officers and managers of the Surviving Entity shall be fully authorized (in the name of Optos, Merger Sub and otherwise) to take such action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF BEACON AND MERGER SUB

Each of Beacon and Merger Sub, jointly and severally, represents and warrants to Optos as follows except as set forth in the Beacon Disclosure Schedule:

2.1          Organization and Good Standing.

(a)          Each of Beacon and Merger Sub is a corporation or limited liability company, as applicable, duly organized, validly existing, and in good standing under the laws of Nevada or Delaware, as applicable, with full corporate power and authority to conduct its business as now being conducted, to own or use the respective properties and assets that it purports to own or use, and to perform all of its obligations under Beacon Material Contracts, as applicable.  Each of Beacon and Merger Sub is duly qualified to do business as a foreign corporation or limited liability company, as applicable, and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified could not reasonably be expected, individually or in the aggregate, to result in a Beacon Material Adverse Effect.

(b)          Part 2.1(b) of the Beacon Disclosure Schedule lists, and Beacon has delivered to Optos copies of, each of its and Merger Sub’s Organizational Documents, each as currently in effect. Other than (i) Beacon Solutions CZ, S.R.O., (ii) BESG Consulting, Inc., (iii) BESG Ireland Ltd, (iv) BH Acquisition Sub, Inc., (v) Datacenter Contractors AG, (vi) Beacon Enterprise Solutions Group, Inc., an Indiana corporation, and (vii) Merger Sub, Beacon has no Subsidiaries and owns no equity interests in any other Entity.

2.2          Authority; No Conflict.

(a)          Each of Beacon and Merger Sub has all necessary power and authority, as applicable, to execute and deliver this Agreement and the other agreements referred to in this Agreement, to perform its obligations hereunder and thereunder, and to consummate the Merger and the other transactions contemplated hereby and thereby (collectively, the “Contemplated Transactions”), subject to the filing of the Certificate of Merger required by the Act.  The execution and delivery of this Agreement by Beacon and Merger Sub and the consummation by Beacon and Merger Sub of the Contemplated Transactions have been duly and validly authorized by all necessary corporate and limited liability company action, as applicable, and no other corporate or limited liability company proceedings, as applicable, on the part of each of Beacon or Merger Sub are necessary to authorize this Agreement or to consummate the Contemplated Transactions (other than post-closing approval of the Beacon Articles Amendment by the shareholders (the “Required Beacon Shareholder Vote”) and the filing of the Certificate of Merger and other appropriate merger documents as required by the Act). The board of directors of Beacon has unanimously approved this Agreement and declared it to be advisable.  This Agreement has been duly and validly executed and delivered by Beacon and Merger Sub and constitutes the legal, valid and binding obligations of Beacon and Merger Sub, enforceable against Beacon and Merger Sub in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)          Except as set forth in Part 2.2(b) of the Beacon Disclosure Schedule and the filing of the Certificate of Merger required by the Act, neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions do or will, directly or indirectly (with or without notice or lapse of time or both), (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of any of the Beacon Corporations, or (B) any resolution adopted by the board of directors or the shareholders of any of the Beacon Corporations; (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of the Beacon Corporations, or any of the assets owned or used by any of the Beacon Corporations, is or may be subject; (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any of the Beacon Corporations, or that otherwise relates to the business of, or any of the assets owned or used by, any of the Beacon Corporations; (iv) cause any of the Beacon Corporations to become subject to, or to become liable for the payment of, any Tax; (v) cause any of the assets owned by any of the Beacon Corporations to be reassessed or revalued by any Taxing Authority or other Governmental Body; or (vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any of the Beacon Corporations, except, in the case of clauses (ii), (iii), (iv), (v), and (vi) for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Beacon from performing its obligations under this Agreement in any material respect, and could not reasonably be expected to, individually or in the aggregate, result in a Beacon Material Adverse Effect.

(c)          The execution and delivery of this Agreement by Beacon do not, and the performance of this Agreement and the consummation of the Contemplated Transactions by Beacon will not, require any Consent of, or filing with or notification to, any Governmental Body, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act, and state securities or “blue sky” laws (“Blue Sky Laws”), (B) the filing of the Beacon Articles Amendment, and (C) the filing of Certificate of Merger as required by the Act, and (ii) where failure to obtain such Consents, or to make such filings or notifications, would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Beacon from performing its obligations under this Agreement in any material respect, and could not reasonably be expected to, individually or in the aggregate, result in a Beacon Material Adverse Effect.

2.3          Capitalization.

(a)          The authorized capital stock of Beacon consists of (i) 70,000,000 shares of Beacon Common Stock and (ii) 5,000,000 shares of Beacon Preferred Stock, of which (A) 4,500 have been designated as Series A convertible preferred stock, (B) 1,000 have been designated as Series A-1 convertible preferred stock, (C) 4,000 have been designated as Series B convertible preferred stock, (D) 400 have been designated as Series C-1 convertible preferred stock, (E) 2,000 have been designated as Series C-2 convertible preferred stock, and (F) 110 have been designated as Series C-3 convertible preferred stock. As of the date of this Agreement, (i) 37,802,134 shares of Beacon Common Stock are issued and outstanding; (ii) 500.377 shares of Series A convertible preferred stock are issued and outstanding and are convertible into 1,000,754 shares of Beacon Common Stock; (iii) 295.234 shares of Series A-1 convertible preferred stock are issued and outstanding and are convertible into 590,468 shares of Beacon Common Stock; (iv) 700 shares of Series B convertible preferred stock are issued and outstanding and are convertible into 875,000 shares of Beacon Common Stock; (v) 350 shares of Series C-1 convertible preferred stock are issued and outstanding and are convertible into 700,000 shares of Beacon Common Stock; (vi) 100 shares of Series C-2 convertible preferred stock are issued and outstanding and are convertible into 200,000 shares of Beacon Common Stock; and (vii) 107 shares of Series C-3 convertible preferred stock are issued and outstanding are issued and outstanding and are convertible into 214,000 shares of Beacon Common Stock. The shares listed in the preceding sentence all have been duly authorized and validly issued, and are fully paid and nonassessable.

(b)          Part 2.3 of the Beacon Disclosure Schedule sets forth the number of shares of Beacon Common Stock reserved for issuance upon the exercise of outstanding stock options granted pursuant to the Beacon Stock Plans (the “Beacon Stock Options”), the number of shares of Beacon Common Stock reserved for issuance upon the exercise of warrants of Beacon (the “Beacon Warrants”), and the weighted average strike price of outstanding Beacon Stock Options and Beacon Warrants, all current as of June 30, 2012. Since June 30, 2012, no additional Beacon Stock Options or additional Beacon Warrants have been granted.

(c)          Except as described in subsection (a) of this Section 2.3 or in Part 2.3 of the Beacon Disclosure Schedule, there are not any bonds, debentures, notes or other indebtedness or securities of Beacon having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Beacon may vote. Except as set forth in subsections (a) and (b) of this Section 2.3, as of the date of this Agreement, no shares of capital stock or other voting securities of Beacon are issued, reserved for issuance or outstanding.

(d)          Except as set forth in this Section 2.3 or in Part 2.3 of the Beacon Disclosure Schedule, there are no options, stock appreciation rights, warrants or other rights, Contracts, arrangements or commitments of any character (collectively, “Options”) relating to the issued or unissued capital stock of any of the Beacon Corporations, or obligating any of the Beacon Corporations to issue, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into equity interests in, Beacon or any of its Subsidiaries.

(e)          All shares of Beacon Issuable Preferred Stock issued or subject to issuance as described above on or before the Closing are or will, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable. None of the Beacon Corporations has any Contract or other obligation to repurchase, redeem or otherwise acquire any shares of Beacon Preferred Stock or any capital stock of any of Beacon’s Subsidiaries, or make any investment (in the form of a loan, capital contribution or otherwise) in any of Beacon’s Subsidiaries or any other Person. Each outstanding share of capital stock of each of Beacon’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by Beacon or another Beacon Corporation and is free and clear of all Encumbrances. None of the outstanding equity securities or other securities of any of the Beacon Corporations was issued in violation of the Securities Act or any other Legal Requirement. None of the Beacon Corporations owns, or has any Contract or other obligation to acquire, any equity securities or other securities of any Person (other than Subsidiaries of Beacon) or any direct or indirect equity or ownership interest in any other business. None of the Beacon Corporations is or has ever been a general partner of any general or limited partnership.

2.4          SEC Reports. Except as set forth on Part 2.4 of the Beacon Disclosure Schedule:

(a)          Beacon has on a timely basis filed all forms, reports and documents required to be filed by it with the SEC since October 21, 2000 (such documents, as supplemented or amended since the time of filing, the “Beacon SEC Reports”). The Beacon SEC Reports (i) were or will be prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and, to the extent then applicable, SOX, including in each case, the rules and regulations thereunder, and (ii) except to the extent that information contained in any Beacon SEC Reports has been revised, modified or superseded (prior to the date of this Agreement) by a later filed Beacon SEC Report, did not at the time they were filed with the SEC, or will not at the time they are filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Beacon SEC Reports. No Subsidiary of Beacon is or has been required to file any form, report, registration statement or other document with the SEC. Beacon maintains disclosure controls and procedures required by Rules 13a-15 or 15d-15 under the Exchange Act; and such controls and procedures are designed to ensure that all material information concerning Beacon and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Beacon’s filings with the SEC and other public disclosure documents. As used in this Section 2.4, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC. Except for the periods as to which Beacon SEC Reports have not been delivered as noted on Part 2.4 of the Beacon Disclosure Schedule, with respect to Beacon’s Annual Report on Form 10-K for each fiscal year of Beacon beginning on or after June 30, 2001 and Beacon’s Quarterly Reports on Form 10-Q for each of the first three (3) fiscal quarters in each of such fiscal years of Beacon, all certifications and statements with respect thereto and required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of SOX, and the rules and regulations of the SEC promulgated thereunder, complied with such rules and regulations and the statements contained in such certification statements were true and correct as of the date of the filing thereof.

(b)          Since October 1, 2010, neither Beacon nor any of its Subsidiaries or, to Beacon’s Knowledge, any Representative of Beacon or any of its Subsidiaries has received or has otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Beacon or any of its Subsidiaries or their internal control over financial reporting, including any complaint, allegation, assertion or claim that Beacon or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(c)          Except as set forth in the Beacon SEC Reports, through and including the period ending June 30, 2012, the Beacon Corporations have implemented and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including, without limitation, that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Beacon’s officers have evaluated the effectiveness of Beacon’s controls and procedures as of the date of filing of the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). Except as set forth in the Beacon SEC Reports, as of the Evaluation Date, (A) there had not been any changes in the Beacon Corporations’ internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, the Beacon Corporations’ internal control over financial reporting; and (B) all significant deficiencies and material weaknesses in the design or operation of the Beacon Corporations’ internal control over financial reporting which are reasonably likely to adversely affect the Beacon Corporations’ ability to record, process, summarize and report financial information had been disclosed to Beacon’s outside auditors and the audit committee of Beacon’s board of directors. Since the Evaluation Date, there has not been any fraud, whether or not material, committed by Beacon’s management or other employees who have a significant role in the Beacon Corporations’ internal control over financial reporting.

2.5          Financial Statements. The financial statements and notes contained or incorporated by reference in the Beacon SEC Reports (i) complied as to form in all material respects with the published rules and regulations of the SEC (including Regulation S-X) as of the date of the filing of such reports; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes to the extent permitted by Regulation S-X and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount); and (iii) fairly present in all material respects the consolidated financial position of the Beacon Corporations as of the respective dates thereof and the consolidated results of operations, changes in stockholders’ equity, and cash flows of the Beacon Corporations as at the respective dates of and for the periods referred to in such financial statements. The financial statements referred to in this Section 2.5 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than Beacon and its Subsidiaries are required by GAAP to be included in the consolidated financial statements of Beacon.

2.6          Trading on OTCPK. As of the date of this Agreement, shares of Beacon Common Stock are quoted for trading on the OTCPK and trading in Beacon Common Stock on the OTCPK has not been suspended.

2.7          Valid Issuance. The Beacon Issuable Preferred Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable. The Beacon Common Stock issuable upon conversion of the Beacon Issuable Preferred Stock will, when issued in accordance with the Certificate of Designation therefor, be validly issued, fully paid and nonassessable.

2.8          Taxes. Except as set forth on Part 2.8 of the Beacon Disclosure Schedule:

(a)          Timely Filing of Tax Returns. Beacon has filed or caused to be filed all Tax Returns that are or were required to be filed by or with respect to it, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. With respect to all tax years beginning on or after September 30, 2009, all Tax Returns filed by (or that include on a consolidated basis) Beacon were (and, as to Tax Returns not filed as of the date hereof, will be) in all respects true, complete and correct and filed on a timely basis.

(b)          Payment of Taxes.  Beacon has, within the time and in the manner prescribed by law, paid (and until Closing will pay within the time and in the manner prescribed by law) all Taxes that are due and payable.

(c)          Withholding Taxes. Beacon has complied (and until the Closing will comply) with all applicable Legal Requirements relating to the payment and withholding of Taxes (including, but not limited to, withholding and reporting requirements under the Code or Sections 1441 through 1464, 3401 through 3406, 6041 and 6049 of the Code, and similar provisions under any other laws) and has, within the times and in the manner prescribed by law, withheld from employee wages and paid over to proper Governmental Bodies all amounts required.

(d)          Qualification as a Reorganization. Neither Beacon nor any Beacon Corporation has taken any action, or has any Knowledge of any fact or circumstance relating to Beacon or any Beacon Corporation, that could reasonably be expected to prevent the Merger from qualifying, or adversely affect the status of the Merger, as a reorganization within the meaning of Section 368(a) of the Code or any other provision of the Code pursuant to which the acquisition of Optos contemplated hereby would qualify so as not to constitute a taxable event to the Parties and/or their members and shareholders.

(e)          Section 355 Representation. Beacon has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger.

2.9          Employee Benefits. Except as set forth in Part 2.9 of the Beacon Disclosure Schedule, Beacon does not maintain, or have any obligation to make contributions to, any Benefit Plan that is an employee benefit plan within the meaning of Section 3(3) of ERISA (an “ERISA Plan”), or any other Benefit Plan (a “Non-ERISA Plan”).  All such ERISA and Non-ERISA Plans have been maintained and operated in all material respects in accordance with all Legal Requirements applicable to such plans, and the terms and conditions of the respective plan documents.

2.10          Compliance with Legal Requirements; Governmental Authorizations.

(a)          Except as set forth in Part 2.10 of the Beacon Disclosure Schedule, the Beacon Corporations are, and at all times since October 1, 2010 have been, in material compliance with each Legal Requirement that is or was applicable to any of them or to the conduct or operation of their business or the ownership or use of any of their assets, including, without limitation, any regulation issued under any such Legal Requirement; no event has occurred or circumstance exists that (with or without notice or lapse of time or both) (i) may constitute or result in a material violation by any of the Beacon Corporations of, or a substantial failure on the part of any of the Beacon Corporations to comply with, any Legal Requirement, or (ii) may give rise to any obligation on the part of any of the Beacon Corporations to undertake, or to bear all or any portion of the cost of, any substantial remedial action of any nature; and none of the Beacon Corporations has received, at any time since January 1, 2009, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (x) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, (y) any actual, alleged, possible, or potential obligation on the part of any of the Beacon Corporations to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, or (z) any investigation with respect to any such Legal Requirement.

(b)          The Beacon Corporations have all material Governmental Authorizations required to conduct their respective businesses as now being conducted. Such Governmental Authorizations are valid and in full force and effect, and the Beacon Corporations and Persons acting in concert with and on behalf of the Beacon Corporations are in compliance in all material respects with all such Governmental Authorizations.

(c)          The Beacon Corporations and, to Beacon’s Knowledge, Persons acting in concert with and on behalf of any Beacon Corporation:

(i)          have not used in any capacity the services of any individual or Entity debarred, excluded, or disqualified under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7, 21 C.F.R. Section 312.70, or any similar laws, rules or regulations; and

(ii)          have not been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment, exclusion, or disqualification under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7, 21 C.F.R. Section 312.70, or any similar laws, rules regulations.

(d)          None of the Beacon Corporations, and (to the Knowledge of Beacon) no Representative of any Beacon Corporation with respect to any matter relating to any of the Beacon Corporations, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment.

(e)          None of the Beacon Corporations, or, to Beacon’s Knowledge, Persons acting in concert with or on behalf of any Beacon Corporation, or, to Beacon’s Knowledge, any officers, employees or agents of the same has with respect to any product that is manufactured, tested, distributed, held or marketed by or on behalf of any Beacon Corporation made an untrue statement of a material fact or fraudulent statement to any Governmental Body, or failed to disclose a material fact required to be disclosed any Governmental Body, or committed an act, or made a statement.

2.11          Environmental Matters. None of the operations of the Beacon Corporations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state, local or foreign equivalent.

2.12          Legal Proceedings.

(a)          Except as set forth in Part 2.12 of the Beacon Disclosure Schedule, there is no pending Legal Proceeding (i) that has been, to Beacon’s Knowledge, threatened or commenced by or against any of the Beacon Corporations or that otherwise relates to or may affect the business of, or any of the assets owned or used by, any of the Beacon Corporations, except for such Legal Proceedings as could not reasonably be expected to, individually or in the aggregate, result in a Beacon Material Adverse Effect, (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions, or (iii) against any director or officer of any of the Beacon Corporations pursuant to Sections 8A or 20(b) of the Securities Act or Sections 21(d) or 21C of the Exchange Act.

(b)          To Beacon’s Knowledge, no Legal Proceeding that if pending would be required to be disclosed under the preceding paragraph has been explicitly threatened in a written communication delivered to a current executive officer of Beacon.

2.13          Beacon Action.

(a)          The board of directors of Beacon (at a meeting duly called and held in accordance with Beacon’s Organizational Documents) has unanimously (i) determined that this Agreement and the Merger are advisable, fair, and in the best interests of Beacon and its shareholders, and (ii) duly and validly approved, adopted and declared advisable the Merger and this Agreement, and none of the aforementioned actions of the board of directors of Beacon have been amended, modified or rescinded.

(b)          The Required Beacon Shareholder Vote is the only vote of the holders of any class or series of Beacon’s capital stock necessary to approve the filing of the Beacon Articles Amendment.

2.14          Contracts. All agreements and obligations of Beacon that are material to the business and operations of Beacon or otherwise described in any of the paragraphs of Item 601(b) of Regulation S-K of the SEC (each, a “Beacon Material Contract”), have been filed as exhibits to, or described in, the Beacon SEC Reports.

2.15          Insurance. Except as set forth in Part 2.15 of the Beacon Disclosure Schedule, Beacon does not own or maintain any insurance policies.

2.16          Labor Matters. Except as disclosed in the Beacon SEC Reports or set forth in Part 2.16 of the Beacon Disclosure Schedule, (i) none of the Beacon Corporations is a party to, or bound by, any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization; (ii) none of the Beacon Corporations is the subject of any Legal Proceeding asserting that any of the Beacon Corporations has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (iii) there is no strike, work stoppage or other labor dispute involving any of the Beacon Corporations pending or, to Beacon’s Knowledge, threatened; (iv) no complaint, charge or Legal Proceeding by or before any Governmental Body brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of its employees is pending or, to Beacon’s Knowledge, threatened against any of the Beacon Corporations; (v) no grievance is pending or, to Beacon’s Knowledge, threatened against any of the Beacon Corporations; and (vi) none of the Beacon Corporations is a party to, or otherwise bound by, any Consent decree with, or citation by, any Governmental Body relating to employees or employment practices.

2.17          Interests of Officers and Directors. None of the officers or directors of any of the Beacon Corporations or any of their respective Affiliates (other than the Beacon Corporations), or any “associate” (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Beacon Corporations, or in any supplier, distributor or customer of the Beacon Corporations, or any other relationship, Contract, agreement, arrangement or understanding with the Beacon Corporations, except as disclosed in the Beacon SEC Reports and except for the normal rights of a shareholder and rights under Beacon Stock Options and Beacon Warrants.

2.18          Brokers; Fees and Expenses. Except as set forth in Part 2.18 of the Beacon Disclosure Schedule, no broker, finder, investment banker or other Person is entitled to any brokerage, finder or similar fee or commission in connection with the Merger and the Contemplated Transactions based upon arrangements made by or on behalf of any Beacon Corporation.

2.19          Disclosure. None of the information supplied or to be supplied by or on behalf of Beacon in connection with this Agreement or the Contemplated Transactions will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

2.20          Shell Company. Beacon is not currently, nor has it been in the past two years, a “shell company” as such term is defined in Rule 405 of the Securities Act.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF OPTOS

Optos represents and warrants to Beacon and Merger Sub as follows except as set forth in the Optos Disclosure Schedule:

3.1          Organization and Good Standing.

(a)          Optos is a limited liability company duly organized, validly existing, and in good standing under the laws of Delaware, with full power and authority to conduct its business as now being conducted, to own or use its properties and assets that it purports to own or use, and to perform all of its obligations under Contracts to which Optos is party or by which Optos or its assets are bound.  Optos is duly qualified to do business as a foreign limited liability company and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified could not reasonably be expected, individually or in the aggregate, to result in an Optos Material Adverse Effect.

(b)          Part 3.1(b) of the Optos Disclosure Schedule lists Optos’s jurisdiction of organization and its members or other equity holders. Part 3.1(b) of the Optos Disclosure Schedule also lists, and Optos has delivered to Beacon copies of, the Organizational Documents of Optos, as currently in effect. Other than (i) Focus Fiber Solutions, LLC, (ii) Jus-Com, Inc., (iii) MDT Labor, LLC d/b/a MDT Technical (which will become a wholly owned subsidiary of Focus Venture Partners, Inc. prior to the Merger), and (iv) Focus Wireless, LLC, Optos has no Subsidiaries and owns no equity interests in any other Entity.

3.2          Authority; No Conflict.

(a)          Optos has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Contemplated Transactions, subject to obtaining the Required Optos Member Vote and the filing of the Certificate of Merger required by the Act.  The execution and delivery of this Agreement by Optos and the consummation by Optos of the Contemplated Transactions have been duly and validly authorized by all necessary company action and no other company proceedings on the part of Optos are necessary to authorize this Agreement or to consummate the Contemplated Transactions (other than, with respect to the Merger, the adoption of this Agreement by the holders of 100% of the then outstanding Membership Interests (the “Required Optos Member Vote”) and the filing of appropriate merger documents as required by the Act). The sole manager of Optos has approved this Agreement, declared it to be advisable and resolved to recommend to the members of Optos that they vote in favor of the adoption of this Agreement in accordance with the Act. This Agreement has been duly and validly executed and delivered by Optos and constitutes the legal, valid and binding obligation of Optos, enforceable against Optos in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)          Except as set forth in Part 3.2(b) of the Optos Disclosure Schedule and subject to obtaining the Required Optos Member Vote and the filing of the Certificate of Merger required by the Act, neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions do or will, directly or indirectly (with or without notice or lapse of time or both) (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of any of the Optos Corporations, or (B) any resolution adopted by the managers or the members of any of the Optos Corporations; (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of the Optos Corporations, or any of the assets owned or used by any of the Optos Corporations, is or may be subject; (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any of the Optos Corporations, or that otherwise relates to the business of, or any of the assets owned or used by, any of the Optos Corporations; (iv) cause any of the Optos Corporations to become subject to, or to become liable for the payment of, any Tax; (v) cause any of the assets owned by any of the Optos Corporations to be reassessed or revalued by any Taxing Authority or other Governmental Body; (vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, or create or give rise to any rights to or in any third Person to any payment of royalties or license fees, any rights to data or return of data or records, or to a right to terminate or amend any Contract to which Optos is party or by which Optos or any of its assets are bound, including, without limitation, any license agreement, distribution agreement, development agreement, clinical trial agreement or other Contract affecting the rights of Optos or its Affiliates; (vii) require a Consent from any Person, including, without limitation, any licensor of any product being developed by any Optos Corporation; or (viii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any of the Optos Corporations, except, in the case of clauses (ii), (iii), (iv), (v), (vi), (vii) and (viii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Optos from performing its obligations under this Agreement in any material respect, and could not reasonably be expected to, individually or in the aggregate, result in an Optos Material Adverse Effect.

(c)          The execution and delivery of this Agreement by Optos does not, and the performance of this Agreement and the consummation of the Contemplated Transactions by Optos will not, require any Consent of, or filing with or notification to, any Governmental Body, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act and Blue Sky Laws and (B) the filing of appropriate merger documents as required by the Act, and (ii) where failure to obtain such Consents, or to make such filings or notifications, would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Optos from performing its obligations under this Agreement in any material respect, and could not reasonably be expected to, individually or in the aggregate, result in an Optos Material Adverse Effect.

3.3          Capitalization.

(a)          As of the date hereof, Focus Venture Partners, Inc. owns 100% of the issued and outstanding membership interests of Optos, all of which are duly authorized, validly issued, fully paid and nonassessable and none of which have been certificated, (ii) Optos has no outstanding options to purchase equity interests in Optos (“Optos Equity Options”) or warrants to purchase equity interests of Optos (“Optos Warrants”) except as set forth in Part 3.3 of the Optos Disclosure Schedule and (iii) zero membership or other equity or voting interests in Optos are held in the treasury of Optos or otherwise reserved for issuance.  There are not any bonds, debentures, notes or other indebtedness or, except as described in the immediately preceding sentence, securities of Optos having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which members of Optos may vote. Except as set forth in this Section 3.3 or in Part 3.3 of the Optos Disclosure Schedule, there are no Options relating to the issued or unissued capital or other equity interests of Optos, or obligating Optos to issue, grant or sell any equity interests in, or securities convertible into equity interests in, Optos. None of the outstanding equity securities or other securities of Optos was issued in violation of the Securities Act or any other Legal Requirement.  Except as set forth in the first sentence of this Section 3.3, as of the date hereof, and as of the Closing Date, no equity interests or voting securities of Optos are or will be issued, reserved for issuance or outstanding.

(b)          Optos does not have any Contract or other obligation to repurchase, redeem or otherwise acquire any equity interests in Optos, or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. None of the outstanding equity securities or other securities of Optos was issued in violation of the Securities Act or any other Legal Requirement. Optos has never been a general partner of any general or limited partnership.

3.4          Optos Action.

(a)          The sole manager of Optos (by written consent in accordance with Optos’s Organizational Documents) has unanimously (i) determined that this Agreement and the Merger are advisable, fair, and in the best interests of Optos and its members, (ii) duly and validly approved, adopted and declared advisable the Merger and this Agreement, (iii) recommended the approval by the members of Optos of the Merger and this Agreement and none of the aforementioned actions of the sole manager of Optos have been amended, modified or rescinded.

(b)          The Required Optos Member Vote is the only vote of the holders of any class or series of Optos’s equity interests necessary to approve the Merger and this Agreement.

3.5          Financial Statements. Part 3.5 of the Optos Disclosure Schedule contains audited balance sheets of Optos as of December 31, 2012 and 2011, and the related audited statements of income, changes in stockholders’ equity, and cash flows of Optos for the years then ended and from the inception of Optos to such date (the “Optos Financial Statements”) and its unaudited balance sheets as of March 31, 2013 and June 30, 2012, respectively, and the related unaudited statements of income, change in stockholders’ equity and cash flows for the three- and nine-month periods then ended (the “Optos Interim Statements”). The Optos Financial Statements have been audited by De Joya Griffith, LLC, and are accompanied by their audit report, and the Optos Financial Statements and the Optos Interim Statements were prepared in accordance with GAAP consistently applied with past practice (except in each case as described in the notes thereto) and on that basis present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Optos Corporations as of the dates of and for the periods referred to in the Optos Financial Statements and the Optos Interim Statements, respectively.

3.6          Proprietary Rights.

(a)          Registered IP. Part 3.6(a) of the Optos Disclosure Schedule contains a complete and accurate list of all Registered IP owned or purported to be owned by or filed in the name of any Optos Corporation, which list identifies (i) the jurisdiction in which each item of Registered IP has been registered or filed, and (ii) any item of Registered IP that is jointly owned with any other Person.

(b)          Third Party IP and Inbound Licenses. Part 3.6(b) of the Optos Disclosure Schedule contains a complete and accurate list of all Intellectual Property Rights or Intellectual Property licensed to any of the Optos Corporations (other than non-customized, executable code, internal use software licenses for software that is not incorporated into, or used directly in the development, manufacturing, or distribution of, any of the Optos Corporations’ products or services and that is generally available on standard terms for less than $2,000), and the corresponding Contracts in which such Intellectual Property Rights or Intellectual Property is licensed to Optos (all of which are deemed to be Optos Material Contracts for purposes of Section 3.12).

(c)          Outbound Licenses. Part 3.6(c) of the Optos Disclosure Schedule contains a complete and accurate list of all Contracts currently in effect in which any Person has been granted any license under, or otherwise transferred or conveyed any right or interest in, any Optos IP. No Optos Corporation is bound by, and no Optos IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Optos Corporations to use, exploit, assert, or enforce the Optos IP anywhere in the world which limitations or restrictions would reasonably be expected to have an Optos Material Adverse Effect.

(d)          IP-Related Demand Letters. Part 3.6(d) of the Optos Disclosure Schedule contains a complete and accurate list (and Optos has provided true, complete and accurate copies to Beacon) of all letters and other written or electronic communications or correspondence between any Optos Corporation or any of its Representatives and any other Person regarding any actual, alleged, possible, potential, or suspected infringement or misappropriation of Optos IP, along with a brief description of the current status of each such matter.

(e)          Ownership Free and Clear. The Optos Corporations exclusively own all right, title, and interest to and in the Optos IP (other than Intellectual Property Rights exclusively licensed to Optos, as identified in Part 3.6(b) of the Optos Disclosure Schedule) free and clear of any Encumbrances (other than non-exclusive licenses granted pursuant to the license agreements listed in Part 3.6(c) of the Optos Disclosure Schedule).

(f)          Valid and Enforceable. To Optos’s Knowledge, all Optos IP is valid, subsisting, and enforceable. Without limiting the generality of the foregoing, no Legal Proceeding (including any interference, opposition, reissue, or reexamination proceeding) is pending or, to Optos’s Knowledge, threatened, and there has been no Legal Proceeding, in which the scope, validity, or enforceability of any Optos IP is being, has been, or could reasonably be expected to be contested or challenged.

(g)          Employees and Contractors. All employees and contractors of any Optos Corporation who were involved in the creation or development of the Optos IP have signed agreements containing intellectual property assignments and confidentiality provisions. No past or present member, officer, manager, or employee of an Optos Corporation has any claim, right, or interest to or in any Optos IP.

(h)          Infringement of Optos IP by Third Parties. To Optos’s Knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Optos IP.

(i)          Effects of This Transaction. Neither the execution or delivery of this Agreement nor the performance of this Agreement and the consummation of the Contemplated Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Encumbrance or restriction on, any Optos IP or any license to Intellectual Property or Intellectual Property Rights held by an Optos Corporation; (ii) a breach of any license agreement listed or required to be listed in Part 3.6(b) of the Optos Disclosure Schedule; (iii) the release or delivery of any Optos IP to any other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Optos IP.

(j)          No Infringement of Third Party IP Rights. To Optos’s Knowledge, no Optos Corporation has ever infringed, misappropriated, or otherwise violated the Intellectual Property Rights of any other Person, which infringement or misappropriation would reasonably be expected to have an Optos Material Adverse Effect. Without limiting the generality of the foregoing, to Optos’s Knowledge no product, information, or service ever manufactured, produced, distributed, published, used, provided, or sold by or on behalf of an Optos Corporation, and no Intellectual Property ever owned, used, or developed by an Optos Corporation, has infringed, misappropriated, or otherwise violated the Intellectual Property Rights of any other Person, which infringement or misappropriation would reasonably be expected to have an Optos Material Adverse Effect.

(k)          Pending, Threatened, or Possible IP Infringement Claims. There are no pending or to Optos’s Knowledge threatened infringement, misappropriation, or similar claims or Legal Proceedings against any of the Optos Corporations or against any other Person who would be entitled to indemnification by an Optos Corporation for such claim or Legal Proceeding. No Optos Corporation has ever received any notice or other communication (in writing or otherwise) of any actual, alleged, possible, potential, or suspected infringement or misappropriation of any other Person’s Intellectual Property Rights by an Optos Corporation or by any product or service developed, manufactured, distributed, provided, or sold by or on behalf of an Optos Corporation.

(l)          Other Infringement Liability. None of the Optos Corporations is bound by any Contract, or any commitment or promise, to indemnify any other Person for intellectual property infringement, misappropriation, or similar claims (other than the express infringement indemnities included in standard form sales or license agreements entered into by any of the Optos Corporations in the ordinary course of business). None of the Optos Corporations have assumed from any other Person any existing or potential liability for infringement, misappropriation, or violation of Intellectual Property Rights.

(m)          Infringement Claims Relating to Third Party IP Licensed to Optos. To Optos’s Knowledge there are no pending or threatened claims or proceedings involving Intellectual Property or Intellectual Property Rights licensed to any of the Optos Corporations that could reasonably be expected to adversely affect the use or exploitation thereof by any of the Optos Corporations or the manufacturing, distribution, or sale of any products or services currently being developed, offered, manufactured, distributed, or sold by any of the Optos Corporations.

(n)          Sufficiency. To Optos’s Knowledge, the Optos Corporations own or otherwise have all Intellectual Property Rights needed to conduct their respective businesses as currently conducted or planned to be conducted.

3.7        No Undisclosed Liabilities. Except as set forth in Part 3.7 of the Optos Disclosure Schedule, none of the Optos Corporations has liabilities or obligations of any nature (whether absolute, accrued, contingent, determined, determinable, choate, inchoate or otherwise), except for (a) liabilities or obligations reflected or reserved against in the Optos Balance Sheet (including any related notes thereto), (b) current liabilities incurred in the ordinary course of business, consistent with past practice, since the date of the Optos Balance Sheet that, individually or in the aggregate, would not have an Optos Material Adverse Effect, or (c) incurred in connection with this Agreement.

3.8          Taxes.

(a)          Timely Filing of Tax Returns. Optos has filed or caused to be filed all Tax Returns that are or were required to be filed by or with respect to it, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements, except for any Tax Returns as to which the failure to file, individually or in the aggregate, would not have or result in an Optos Material Adverse Effect. All Tax Returns filed by (or that include on a consolidated basis) Optos were (and, as to Tax Returns not filed as of the date hereof, will be) in all material respects true, complete and correct and filed on a timely basis.

(b)          Payment of Taxes. Optos has, within the time and in the manner prescribed by law, paid (and until Closing will pay within the time and in the manner prescribed by law) all Taxes that are due and payable, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) and except as may be determined to be owed upon completion of any Tax Return not yet filed based upon an extension of time to file.

(c)          Withholding Taxes. Optos has complied (and until the Closing will comply) with all applicable Legal Requirements relating to the payment and withholding of Taxes (including, but not limited to, withholding and reporting requirements under the Code or Sections 1441 through 1464, 3401 through 3406, 6041 and 6049 of the Code, and similar provisions under any other laws) and has, within the times and in the manner prescribed by law, withheld from employee wages and paid over to proper Governmental Bodies all amounts required.

(d)          Qualification as a Reorganization. Neither Optos nor any Optos Corporation has taken any action, or has any Knowledge of any fact or circumstance relating to Optos or any Optos Corporation, that could reasonably be expected to prevent the Merger from qualifying, or adversely affect the status of the Merger, as a reorganization within the meaning of Section 368(a) of the Code or any other provision of the Code pursuant to which the acquisition of Optos contemplated hereby would qualify so as not to constitute a taxable event to the Parties and/or their members and shareholders.

(e)          Section 355 Representation. Optos has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger.

3.9          Compliance with Legal Requirements; Governmental Authorizations.

(a)          The Optos Corporations are, and at all times since January 1, 2011 have been, in material compliance with each Legal Requirement that is or was applicable to them or to the conduct or operation of their business or the ownership or use of any of its assets, including, without limitation, any regulation issued under any such Legal Requirement; no event has occurred or circumstance exists that (with or without notice or lapse of time or both) (i) may constitute or result in a material violation by any of the Optos Corporations of, or a substantial failure on the part of any of the Optos Corporations to comply with, any Legal Requirement, or (ii) may give rise to any obligation on the part of any of the Optos Corporations to undertake, or to bear all or any portion of the cost of, any substantial remedial action of any nature; and none of the Optos Corporations have received, at any time since January 1, 2011, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (x) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, (y) any actual, alleged, possible, or potential obligation on the part of any of the Optos Corporations to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, or (z) any investigation with respect to any such Legal Requirement.

(b)          The Optos Corporations have all material Governmental Authorizations required to conduct its business as now being conducted. Such Governmental Authorizations are valid and in full force and effect, and the Optos Corporations and Persons acting in concert with and on behalf of the Optos Corporations are in compliance in all material respects with all such Governmental Authorizations.

(c)          The Optos Corporations and, to Optos’s Knowledge, Persons acting in concert with and on behalf of any Optos Corporation:

(i)          have not used in any capacity the services of any individual or Entity debarred, excluded, or disqualified under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7, 21 C.F.R. Section 312.70, or any similar laws, rules or regulations; and

(ii)          have not been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment, exclusion, or disqualification under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7, 21 C.F.R. Section 312.70, or any similar laws, rules regulations.

(d)          None of the Optos Corporations, and (to the Knowledge of Optos) no Representative of any Optos Corporation with respect to any matter relating to any of the Optos Corporations, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment.

(e)          None of the Optos Corporations or, to Optos’s Knowledge, Persons acting in concert with or, to Optos’s Knowledge, on behalf of any Optos Corporation, nor any officers, employees or agents of the same has with respect to any product that is manufactured, tested, distributed, held or marketed by or on behalf of any Optos Corporation made an untrue statement of a material fact or fraudulent statement to any Governmental Body, or failed to disclose a material fact required to be disclosed to any Governmental Body.

3.10        Legal Proceedings.

(a)          Except as set forth in Part 3.10 of the Optos Disclosure Schedule, there is no pending Legal Proceeding (i) that has been commenced by or against any of the Optos Corporations or that otherwise relates to or may affect the business of, or any of the assets owned or used by, any of the Optos Corporations, except for such Legal Proceedings as could not reasonably be expected to, individually or in the aggregate, result in an Optos Material Adverse Effect or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

(b)          To Optos’s Knowledge, (i) no Legal Proceeding that if pending would be required to be disclosed under the preceding paragraph has been threatened, and (ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Legal Proceeding.

3.11        Absence of Certain Changes and Events.

Except as set forth in Part 3.11 of the Optos Disclosure Schedule or as otherwise expressly contemplated by this Agreement, since the date of the Optos Balance Sheet, Optos has conducted its business only in the ordinary course of business, consistent with past practices and there has not been

(a)          any Optos Material Adverse Effect, and no event has occurred or circumstance exists that may result in an Optos Material Adverse Effect, any action or event of the type described in Section 4.2;

(b)          any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of Optos (whether or not covered by insurance) that has had or could reasonably be expected to have an Optos Material Adverse Effect;

(c)          except in the ordinary course of business and consistent with past practice , any action by Optos to (i) enter into or suffer any of the assets owned or used by it to become bound by any Optos Material Contract, or (ii) amend or terminate, or waive any material right or remedy under any Optos Material Contract; or

(d)          any agreement or commitment to take any of the actions referred to in clause (b) above.

3.12        Contracts; No Defaults.

(a)          Part 3.12(a) of the Optos Disclosure Schedule sets forth a complete and accurate list of all agreements and obligations of Optos that are material to the business and operations of Optos or that are otherwise described in any of the paragraphs of Item 601(b) of Regulation S-K of the SEC (“Optos Material Contracts”).

(b)          Each Optos Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c)          Except as set forth in Part 3.12(c) of the Optos Disclosure Schedule: (i)  none of the Optos Corporations has violated or breached, or committed any default under, any Optos Material Contract, except for violations, breaches and defaults that have not had and would not reasonably be expected to have an Optos Material Adverse Effect; and, to Optos’s Knowledge, no other Person has violated or breached, or committed any default under, any Optos Material Contract, except for violations, breaches and defaults that have not had and would not reasonably be expected to have an Optos Material Adverse Effect; (ii) to Optos’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will or would reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Optos Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Optos Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Optos Material Contract, or (D) give any Person the right to cancel, terminate or modify any Optos Material Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have an Optos Material Adverse Effect; and (iii) since January 1, 2011, Optos has not received any written notice or other communication regarding any actual or possible violation or breach of, or default under, any Optos Material Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have an Optos Material Adverse Effect.

3.13          Labor; Employee Benefits.

(a)          There are no employees or independent contractors employed or retained by or on behalf of Optos.

(b)          Optos neither maintains nor has any obligation to make contributions to any ERISA Plan or any Non-ERISA Plan.

3.14          Brokers; Fees and Expenses. No broker, finder, investment banker or other Person is entitled to any brokerage, finder or similar fee or commission in connection with the Merger and the Contemplated Transactions based upon arrangements made by or on behalf of any Optos Corporation.

3.15          Disclosure. None of the information supplied or to be supplied by or on behalf of Optos in connection with this Agreement or the Contemplated Transactions will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

ARTICLE IV

CERTAIN COVENANTS

4.1          Access and Investigation. During the period from the date of this Agreement through the Effective Time (the “Pre-Closing Period”), subject to (a) applicable Antitrust Laws and regulations relating to the exchange of information, (b) applicable Legal Requirements protecting the privacy of employees and personnel files, (c) applicable undertakings given by each Party to others requiring confidential treatment of documents, and (d) appropriate limitations on the disclosure of other information to maintain attorney-client privilege, each Party shall, and shall cause its Representatives, (i) to provide the other Party and the other Party’s Representatives with full access to the such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries, and (ii) cause its officers to confer regularly with the other Party concerning the status of its business, in each case as the Party may reasonably request. Without limiting the generality of the foregoing, during the Pre-Closing Period, each Party shall promptly provide the other Party with, or afford the other Party the right to make, copies of (A) all material operating and financial reports prepared by such Party and its Subsidiaries for such Party’s senior management, including copies of the unaudited monthly consolidated financial statements; (B) any written materials or communications sent by or on behalf of such Party to its shareholders or members; (C) any notice, report or other document filed with or sent to any Governmental Body in connection with the Merger or any of the other Contemplated Transactions; and (D) any material notice of alleged violations or legal non-compliance received by such Party or any of its Subsidiaries from any Governmental Body.

4.2         Operation of Business.

(a)          During the Pre-Closing Period, each of Beacon and Optos, as the case may be, shall ensure that it (i) conducts its business and operations in the ordinary course of business consistent with past practices, provided, however, it is acknowledged that Beacon has ceased its regular business operations following the sale of its business assets to MDT Labor, LLC d/b/a MDT Technical; and (ii) complies with all applicable Legal Requirements and all of its Material Contracts (which for the purpose of this Section 4.2 shall include any Contract that would be a Material Contract of such Party if existing on the date of this Agreement).

(b)          During the Pre-Closing Period, neither Beacon nor Optos shall (except with the prior written Consent of the other or as otherwise expressly contemplated by this Agreement or as part of the Contemplated Transactions):

(i)          except in connection with the operation of its business as described in Section 4.2(a), take any action (or omit to take any action) if such action (or omission) would, or would be reasonably likely to result in (A) any representation and warranty of such Party set forth in this Agreement that is qualified as to materiality becoming untrue (as so qualified) or (B) any such representation and warranty that is not so qualified becoming untrue in any material respect;

(ii)         (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its equity or voting interests, (B) purchase, redeem or otherwise acquire any equity or voting interests or other securities of such Party or any options, warrants, calls or rights to acquire any such interests or other securities, or (C) take any action that would result in any change of any term (including any conversion price thereof) of any debt security of any such Party;

(iii)        amend or propose to amend any of its Organizational Documents or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization or similar transaction; provided, however, that Beacon acknowledges and hereby consents to the transfer by Optos of 100% of the issued and outstanding membership interests of MDT Labor, LLC d/b/a MDT Technical to Focus Venture Partners, Inc. on or before the Effective Time;

(iv)        acquire by merger or consolidation, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other Entity or division thereof;

(v)         sell, grant a license in, mortgage or otherwise encumber or subject to any Encumbrance or otherwise dispose of any of its Intellectual Property Rights, except for the grant of licenses to unrelated third parties on terms that the licensor’s governing body determines in good faith to be fair and in the best interests of the licensor and its owners;

(vi)        repurchase, prepay or incur any indebtedness (other than trade payables incurred or equipment leases entered into in the ordinary course of business consistent with past practices) or guarantee any indebtedness of another person or issue or sell any debt securities or options, warrants, or other rights to acquire any debt securities of such Party, guarantee any debt securities of another person or enter into any arrangement having the economic effect of any of the foregoing;

(vii)       make any loans, advances or capital contributions to, or investments in, any other Person, other than any direct or indirect wholly owned Subsidiary of such Party and except for the reasonable business expenses incurred by employees in the ordinary course of business consistent with past practices;

(viii)      take, or cause to be taken, any actions that would be reasonably likely to adversely affect the status of the Merger as a reorganization under Section 368(a) of the Code; or

(ix)         authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

(c)          During the Pre-Closing Period, each of Beacon and Optos, as the case may be, shall promptly notify the other in writing of:

(i)          the discovery by such Party of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by such Party in this Agreement;

(ii)         any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by such Party in this Agreement if such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance;

(iii)        any material breach of any covenant of such Party made herein;

(iv)        any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 5 or Section 6 impossible or unlikely or that has had or could reasonably be expected to have a Beacon Material Adverse Effect or Optos Material Adverse Effect, as the case may be; and

(v)         (A) any notice or other communication received by such Party from any Person alleging that the Consent of such Person is or may be required in connection with the Contemplated Transactions, and (B) any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to such Party or the Contemplated Transactions and any material development in any Legal Proceeding.

No notification given to the other Party pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the notifying Party contained in this Agreement.

4.3         No Control of Beacon’s Business. Nothing contained in this Agreement shall give Optos, directly or indirectly, the right to control or direct the operations of Beacon prior to the Effective Time.

4.4         Regulatory Approvals.

(a)          Optos and Beacon shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, Optos and Beacon (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such Party in connection with the Merger and the other Contemplated Transactions, and shall submit promptly any additional information requested in connection with such filings and notices, (ii) shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such Party in connection with the Merger or any of the other Contemplated Transactions, and (iii) shall use commercially reasonable efforts to oppose or to lift, as the case may be, any restraint, injunction or other legal bar to the Merger. Each Party shall promptly deliver to the other Party a true, complete and accurate copy of each such filing made, each such notice given and each such Consent obtained by such Party during the Pre-Closing Period.

(b)          Beacon and Optos shall respond as promptly as practicable to any inquiries or requests received from any Governmental Body in connection with antitrust or related matters. Each of Beacon and Optos shall (i) give the other Party prompt written notice of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other Contemplated Transactions, (ii) keep the other Party informed as to the status of any such Legal Proceeding or threat, and (iii) promptly inform the other Party of any material communication concerning Antitrust Laws to or from any Governmental Body regarding the Merger or any of the other Contemplated Transactions.

4.5           Resignation of Officers and Directors. Beacon shall use commercially reasonable efforts to obtain and deliver to Optos prior to the Closing Date (to be effective as of the Effective Time) the termination or resignation of each executive officer of Beacon, and the resignation of each director of Beacon other than Bruce W. Widener.

4.6           Disclosure. Optos and Beacon shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other Contemplated Transactions. Without limiting the generality of the foregoing, each Party shall not, and shall not permit any of its Representatives to, make any disclosure regarding the Merger or any of the other Contemplated Transactions unless (a) the other Party shall have approved such disclosure or (b) such Party shall have been advised in writing by its outside legal counsel that such disclosure is required by applicable Legal Requirement and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party in writing of, and consults with the other Party regarding, the text of such press release or disclosure.

4.7           Rule 16b-3. Optos, Beacon and Merger Sub shall take all such commercially reasonable steps as may be required to cause the Contemplated Transactions and any other dispositions of equity securities of Optos (including derivative securities) or acquisitions of equity securities of Beacon in connection with the Merger by each individual who (a) is a manager or officer of Optos, or (b) at the Effective Time will become a director or officer of Beacon, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

4.8           Employment; Employee Benefits. Prior to the Effective Time, Beacon shall, if requested to do so by Optos, terminate all or any of Beacon Corporations’ defined contribution 401(k) plans.

4.9           State Takeover Laws. If any state takeover statute becomes or is deemed to be applicable to Beacon, Merger Sub, Optos, or the Contemplated Transactions, then the board of directors of Beacon and the manager(s) of Optos shall take all actions necessary to render such statutes inapplicable to the foregoing.

4.10         Board of Directors; Officers. Beacon and Optos shall use commercially reasonable efforts take or cause to be taken all necessary action such that, immediately after the Effective Time, the full board of directors of Beacon shall be composed of the persons listed as directors on Part 4.10 of the Optos Disclosure Schedule and the officers of Beacon shall be those persons named as such on Part 4.10 of the Optos Disclosure Schedule.

4.11         Bylaws Amendment; Creation of Beacon Issuable Preferred Stock. The board of directors of Beacon shall take all action necessary to amend the shareholder quorum requirement to conform with Nevada Revised Statutes 78.320 and to validly create the Beacon Issuable Preferred Stock. Subject to the approval of the Beacon Articles Amendment by the Required Beacon Shareholder Vote, Beacon shall cause to be filed with the Secretary of State of Nevada the Beacon Articles Amendment in accordance with the Nevada Revised Statutes.

4.12         [intentionally omitted].

4.13.         Updates to Disclosure Schedules. Each of Beacon and Optos shall complete and deliver their respective updated Disclosure Schedules to this Agreement no later than five (5) days before the Closing Date.

4.14         Beacon Super 8-K. The Parties shall cause Beacon to file, no later than 75 days after the Closing Date, a current report on Form 8-K and attach as exhibits all relevant agreements disclosing the terms of this Agreement and other requisite disclosure regarding the transactions contemplated hereby and including the requisite audited consolidated financial statements of Optos and the requisite current “Form 10 information” disclosure regarding Optos (the "Super 8-K").

ARTICLE V

CONDITIONS PRECEDENT TO OBLIGATIONS OF OPTOS

The obligations of Optos to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction, or waiver by Optos, on or before the Closing, of each of the following conditions:

5.1           Accuracy of Representations and Warranties. Each of the representations and warranties of Beacon and Merger Sub set forth in this Agreement shall be true and correct in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing Date, except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Beacon Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Beacon Material Adverse Effect” qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded), and (b) that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date. Optos shall have received a certificate signed on behalf of Beacon and Merger Sub by the chief executive officer and chief financial officer of each of Beacon and Merger Sub to such effect.

5.2           Performance of Covenants. Each of the covenants and obligations that Beacon and Merger Sub are required to comply with or perform at or prior to the Closing Date shall have been complied with or performed in all material respects, and Beacon and Merger Sub shall have provided Optos with a certificate from an executive officer of Beacon and Merger Sub to this effect.

5.3           Securities Law Compliance. All necessary permits and authorizations, if any, under any Blue Sky Laws, the Securities Act and the Exchange Act relating to the issuance of the Beacon Preferred Stock to be issued in the Merger shall have been obtained and shall be in effect.

5.4           Member Approval. This Agreement shall have been duly adopted and the Merger shall have been duly approved by the Required Optos Member Vote.

5.5           Dissenters’ Rights. No member of Optos shall be entitled to statutory appraisal, dissenters’ or similar rights including, without limitation, rights under the Act.

5.6           [intentionally omitted].

5.7           No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Beacon Material Adverse Effect.

5.8           Consents. All Consents set forth on Part 5.8 of the Beacon Disclosure Schedule shall have been obtained, made or given and shall be in full force and effect.

5.9           No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger or any of the other Contemplated Transactions shall have been issued by any court of competent jurisdiction or any other Governmental Body and shall remain in effect, and there shall not be any Legal Requirement enacted, promulgated, adopted or deemed applicable to the Merger or any of the other Contemplated Transactions that makes consummation of the Merger or any of the other Contemplated Transactions illegal or otherwise prohibits or interferes with the consummation of the Merger or any of the other Contemplated Transactions.

5.10         No Litigation. There shall not be pending or threatened any Legal Proceeding initiated by any Governmental Body: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions; (b) relating to the Merger and seeking to obtain from either Party or any of its Subsidiaries any damages that may be material to Optos or Beacon; (c) seeking to prohibit or limit in any material respect Optos’s current members’ ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Beacon that they will receive in connection with the Merger; (d) which would materially and adversely affect the right of Beacon or the Surviving Entity to own the assets or operate the business of Beacon or Optos; (e) seeking to compel Optos or Beacon or any Subsidiary of Optos or Beacon to dispose of or hold separate any material assets, as a result of the Merger or any of the other Contemplated Transactions; or (f) which, if adversely determined, would reasonably be expected to have or result in a Beacon Material Adverse Effect or an Optos Material Adverse Effect.

5.11         Forbearance Agreements. Beacon shall have entered into an acceptable forbearance agreement with each of the outstanding noteholders of its senior secured notes.

5.12         Claims. Beacon shall have reached arrangements satisfactory to each Party to settle and pay the claims of creditors of Beacon and arranged for payment of its transaction-related expenses, including reasonable fees of its advisors, accountants and legal counsel, which such claims and expenses are set forth on Part 6.11 of the Beacon Disclosure Schedule.

5.13         Operating Agreement of Optos. Optos shall have caused its Operating Agreement, which is in effect as of the date of this Agreement, to be amended and restated in order to create Class A Interests, Class B Interests, Class C Interests and Class D Interests.

5.14         Approval of Atalaya. Atalaya Administrative, LLC, as agent for Atalaya Special Opportunities Fund IV, shall have approved this Agreement and the Contemplated Transactions.

5.15         Approval of Michael D. Traina. Michael D. Traina shall have approved this Agreement and the Contemplated Transactions.

5.16         Resignations. As of the Closing, Optos shall have received a duly executed resignation from each person serving as an executive officer and director of Beacon (including any committee thereof) and any Subsidiary of Beacon (including any committee thereof), serving in their capacities as such, other than Bruce W. Widener.

5.17         Mandatory Redemption. All of the shares of preferred stock of Focus Venture Partners, Inc. owned by TBK 327 Partners, LLC must be redeemed by Focus Venture Partners, Inc. before or at the time of the Merger.

5.18         Approval Relating to Beacon Issuable Preferred Stock. Beacon shall have obtained all requisite approvals to issue the Beacon Issuable Preferred Stock.

5.19         Ancillary Agreements and Deliveries. Beacon shall have delivered, or caused to have been delivered, to Optos the items listed on Part 5.19 of the Beacon Disclosure Schedule, each of which, in the case of agreements and documents, shall be duly executed and in full force and effect.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF BEACON

The obligations of Beacon to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction, or waiver by Beacon, on or before the Closing, of each of following conditions:

6.1           Accuracy of Representations and Warranties. Each of the representations and warranties of Optos set forth in this Agreement shall be true and correct in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing Date, except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have an Optos Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Optos Material Adverse Effect” qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded) and (b) that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date. Beacon shall have received a certificate signed on behalf of Optos by the chief executive officer and chief financial officer of Optos to such effect.

6.2           Performance of Covenants. Each of the covenants and obligations that Optos is required to comply with or perform at or prior to the Closing Date shall have been complied with or performed in all material respects, and Optos shall have provided Beacon with a certificate from a manager of Optos to this effect.

6.3           Securities Law Compliance. All necessary permits and authorizations, if any, under any Blue Sky Laws, the Securities Act and the Exchange Act relating to the issuance of the Beacon Preferred Stock to be issued in the Merger shall have been obtained and shall be in effect.

6.4           Member Approval. This Agreement shall have been duly adopted and the Merger shall have been duly approved by the Required Optos Member Vote.

6.5           No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing an Optos Material Adverse Effect.

6.6           Consents. All Consents set forth on Part 6.6 of the Optos Disclosure Schedule shall have been obtained, made or given and shall be in full force and effect.

6.7           No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger or any of the other Contemplated Transactions shall have been issued by any court of competent jurisdiction or any other Governmental Body and shall remain in effect, and there shall not be any Legal Requirement enacted, promulgated, adopted or deemed applicable to the Merger or any of the other Contemplated Transactions that makes consummation of the Merger or any of the other Contemplated Transactions illegal or otherwise prohibits or interferes with the consummation of the Merger or any of the other Contemplated Transactions.

6.8           No Litigation. There shall not be pending any Legal Proceeding initiated by any Governmental Body: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions; (b) relating to the Merger and seeking to obtain from either Party or any of its Subsidiaries any damages that may be material to Optos or Beacon; (c) seeking to prohibit or limit in any material respect Optos’s current members’ ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Beacon that they will receive in connection with the Merger; (d) which would materially and adversely affect the right of Beacon or the Surviving Entity to own the assets or operate the business of Beacon or Optos; (e) seeking to compel Optos or Beacon or any Subsidiary of Optos or Beacon to dispose of or hold separate any material assets, as a result of the Merger or any of the other Contemplated Transactions; or (f) which, if adversely determined, would reasonably be expected to have or result in a Beacon Material Adverse Effect or an Optos Material Adverse Effect.

6.9           Optos Member Certifications. The sole member of Optos shall have delivered to Beacon a letter in form and substance reasonably satisfactory to Beacon, certifying such member’s ownership interest in Optos and providing investment representations necessary to support an exemption from registration applicable to the Merger and the issuance and sale of Beacon shares pursuant thereto and indemnifying Optos and Beacon for breach of the certifications and representations contained therein.

6.10         Forbearance Agreements. Beacon shall have entered into an acceptable forbearance agreement with each of the outstanding noteholders of its senior secured notes.

6.11         Claims. Beacon shall have reached arrangements satisfactory to each Party to settle and pay the claims of creditors of Beacon and arranged for payment of its transaction-related expenses, including reasonable fees of its advisors, accountants and legal counsel, which such claims and expenses are set forth on Part 6.11 of the Beacon Disclosure Schedule.

6.12         Engagement of Beacon CEO. The Parties shall have agreed to terms and conditions on which Beacon’s CEO shall be engaged in another capacity, and not as CEO of the Surviving Entity, to provide transition services to the Surviving Entity following the Closing.

6.13         MDT Disposition. Optos shall have transferred 100% of the issued and outstanding membership interests of MDT Labor, LLC d/b/a MDT Technical to Focus Venture Partners, Inc. at or before the Effective Time.

6.14       Payment of MDT Assumed Obligations. MDT Labor, LLC d/b/a MDT Technical ("MDT") shall have paid current all liabilities assumed by MDT pursuant to the Asset Purchase Agreement dated September 5, 2012 between Beacon and MDT.

6.15       D&O Coverage. The Parties shall have arranged for D&O insurance covering current and prior directors of Beacon with such terms, coverage amounts, and coverage conditions as are reasonably acceptable to Beacon.

6.16       Ancillary Agreements and Deliveries. Optos shall have delivered, or caused to have been delivered, to Beacon the items listed on Part 6.14 of the Optos Disclosure Schedule, each of which, in the case of agreements and documents, shall be duly executed and in full force and effect.

ARTICLE VII

TERMINATION

7.1         Termination.

This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the members of Optos, and whether before or after approval by Beacon’s shareholders of any of the actions contemplated to be submitted to a vote of Beacon’s shareholders):

(a)          by mutual written Consent of Optos and Beacon duly authorized by the board of directors of Beacon and the sole manager of Optos;

(b)          by either Optos or Beacon if the Merger and the other Contemplated Transactions shall not have been consummated by May 31, 2013 (unless the failure to consummate the Merger or any of the other Contemplated Transactions is attributable to a failure on the part of the Party seeking to terminate this Agreement to perform any material obligation required to be performed by such Party at or prior to the Effective Time);

(c)          by either Optos or Beacon if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or any of the other Contemplated Transactions;

(d)          by either Optos or Beacon if (i) the Optos Members’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and Optos’s members shall have taken a final vote to adopt this Agreement and (ii) the proposal described in clause “(i)” hereof shall not have been approved and this Agreement shall not have been adopted at such meeting (and such proposal shall not have been approved, and this Agreement shall not have been adopted, at any adjournment or postponement thereof) by the Required Optos Member Vote; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(d) if the failure to obtain such Required Optos Member Vote is attributable to a failure on the part of the Party seeking to terminate this Agreement to perform any material obligation required to be performed by such Party at or prior to the Effective Time;

(e)          by Optos, upon a breach of any representation, warranty, covenant or agreement on the part of Beacon or Merger Sub set forth in this Agreement, or if any representation or warranty of Beacon or Merger Sub shall have become inaccurate, in either case such that the conditions set forth in Section 5.1 or Section 5.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in Beacon’s or Merger Sub’s representations and warranties or breach by Beacon or Merger Sub is curable by Beacon or Merger Sub, then this Agreement shall not terminate pursuant to this Section 7.1(e) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from Optos to Beacon or Merger Sub of such breach or inaccuracy, and (ii) Beacon or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 7.1(e) as a result of such particular breach or inaccuracy if such breach by Beacon or Merger Sub is cured prior to such termination becoming effective); or

(f)          by Beacon, upon a breach of any representation, warranty, covenant or agreement on the part of Optos set forth in this Agreement, or if any representation or warranty of Optos shall have become inaccurate, in either case such that the conditions set forth in Section 6.1 or Section 6.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in Optos’s representations and warranties or breach by Optos is curable by Optos, then this Agreement shall not terminate pursuant to this Section 7.1(f) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from Beacon to Optos of such breach or inaccuracy and (ii) Optos ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 7.1(f) as a result of such particular breach or inaccuracy if such breach by Optos is cured prior to such termination becoming effective).

7.2         Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 7.2, Section 7.3 and Article VIII shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement shall not relieve any Party from any liability for any material inaccuracy in or material breach of any representation or any material breach of any warranty, covenant or other provision contained in this Agreement. In addition to the foregoing, in the event of the termination of this Agreement as provided in Section 7.1, any amount invested by 5G Investments, LLC in Optos shall be converted automatically into indebtedness and such indebtedness shall be subordinate only to all such indebtedness owed by Optos to Atalaya Administrative, LLC and to Michael D. Traina as of the date of this Agreement.

7.3         Expenses. All fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger and the other Contemplated Transactions are consummated.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

8.1         Amendment. This Agreement may be amended at any time prior to the Effective Time by the Parties, by action taken or authorized by their respective boards of directors or managers, as the case may be, whether before or after adoption of this Agreement by the members of Optos or before or after the Beacon shareholders having voted their shares of Beacon Capital Stock in favor of the proposals set forth in the Required Beacon Shareholder Vote; provided, however, that, after any such member or shareholder approval of this Agreement, no amendment shall be made to this Agreement that by law requires further approval or authorization by the members of Optos or the shareholders of Beacon without such further approval or authorization. This Agreement may not be amended, except by an instrument in writing signed by or on behalf of each of the Parties.

8.2         Remedies Cumulative; Waiver.

(a)          The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (i) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (ii) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

(b)          At any time prior to the Effective Time, Optos (with respect to Beacon and Merger Sub) and Beacon (with respect to Optos), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of such Party to this Agreement, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or any document delivered pursuant to this Agreement, and (iii) waive compliance with any covenants, obligations or conditions contained in this Agreement. Any agreement on the part of a Party to this Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party.

8.3         No Survival. None of the representations and warranties, or any covenant to be performed prior to the Effective Time, contained in this Agreement shall survive the Effective Time or the termination of this Agreement pursuant to Section 7.1, as the case may be, except that this Section 8.3 shall not limit any covenant or any agreement of the Parties which by its terms contemplates performance after the Effective Time and which shall survive in accordance with its respective terms.

8.4         Entire Agreement. This Agreement (including the documents relating to the Merger referred to in this Agreement), the Certificate of Designations for the Beacon Issuable Preferred Stock, and any confidentiality agreement entered into among the Parties constitute the entire agreement among the Parties and supersede all other prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof, except as otherwise expressly provided herein.

8.5         Execution of Agreement; Counterparts; Electronic Signatures.

(a)          This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

(b)          The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of an original Agreement for all purposes. Signatures of the Parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

8.6         Governing Law. Except for any provision that shall be mandatorily applicable to the Merger, this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its conflict of laws principles.

8.7         Consent to Jurisdiction; Venue. Any action, suit, or proceeding arising out of, based on, or in connection with this Agreement, any document relating hereto or delivered in connection with the Contemplated Transactions, any statement, certificate, or other instrument delivered by or on behalf of, or delivered to, any Party hereto or thereto in connection with the Contemplated Transactions, any breach of this Agreement or such other document, the Merger, or the other Contemplated Transactions may be brought only in the state courts of the State of New York located in New York City, or in the United States District Court for the Southern District of New York and each Party covenants and agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit, or proceeding, any claim that it is not subject personally to the jurisdiction of such court if it has been duly served with process, that its property is exempt or immune from attachment or execution, that the action, suit, or proceeding is brought in an inconvenient forum, that the venue of the action, suit, or proceeding is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court.

8.8         WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE CONTEMPLATED TRANSACTIONS.

8.9         Disclosure Schedules.

(a)          The Beacon Disclosure Schedule and the Optos Disclosure Schedule shall be arranged in separate Parts corresponding to the numbered and lettered sections contained in Article II and Article III, respectively. The information disclosed in any numbered or lettered Part shall be deemed to relate to and shall qualify other sections and subsections in Article II or Article III, as the case may be, only to the extent it is readily apparent that the disclosure contained in such numbered and lettered sections contains enough information regarding the subject matter of the other representations in Article II or Article III, as the case may be, as to clearly qualify or otherwise clearly apply to such other representations and warranties.

(b)          If there is any inconsistency between the statements in this Agreement and those in the Beacon Disclosure Schedule or the Optos Disclosure Schedule (other than an exception set forth as such in the Beacon Disclosure Schedule or the Optos Disclosure Schedule), the statements in this Agreement will control.

(c)          Every statement made in the Beacon Disclosure Schedule shall be deemed to be a representation of Beacon and each other Beacon Corporation in this Agreement as if set forth in Article II. Every statement made in the Optos Disclosure Schedule shall be deemed to be a representation of Optos and each other Optos Corporation in this Agreement as if set forth in Article III.

8.10       Assignments and Successors. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party(ies). Any attempted assignment of this Agreement or of any such Party’s rights or obligations without such consent shall be void and of no effect.

8.11       No Third Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding anything to the contrary in this Agreement, the Parties expressly acknowledge and agree that (i) this Agreement is not intended to create a contract between the Optos Corporations, the Surviving Entity, or any of the Beacon Corporations, on the one hand, and any employee of the Surviving Entity, any of the Beacon Corporations or any of the Optos Corporations, on the other hand, relating to employment or employee benefits and no employee may rely on this Agreement as the basis for any breach of contract claim relating to employment or employee benefits against any of the Optos Corporations, the Surviving Entity, or any of the Beacon Corporations; (ii) nothing in this Agreement shall be deemed or construed to require any of the Optos Corporations, the Surviving Entity, or any of the Beacon Corporations to continue to employ any particular employee for any period after the Closing; (iii) nothing in this Agreement shall be deemed or construed to limit any of the Optos Corporations’, the Surviving Entity’s, or any Beacon Corporations’ right to terminate the employment of any employee during any period after Closing; and (iv) nothing in this Agreement shall modify or amend any benefit plan or other agreement, plan, program, or document unless this Agreement explicitly states that the provision “modifies” or “amends” such benefit plan or other agreement, plan, program, or document.

8.12       Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); or (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the Person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a Party may designate by notice to the other Parties):

If to Beacon and Merger Sub:

Beacon Enterprise Solutions Group, Inc.

Address:	9300 Shelbyville Road, Suite 1020
Louisville, KY 40222
Attention:	Bruce W. Widener
Fax No.:	(502) 657-6601
E-mail Address:	bruce.widener@askbeacon.com

With a copy to:

Miller Wells PLLC

Address:	300 East Main Street
Suite 360
Lexington, KY 40507
Attention:	Mason L. Miller, Esq.
Fax No.:	(859) 281-0079
E-mail Address:	mmiller@millerwells.com

If to Optos:

Optos Capital Partners, LLC

Address:	4647 Saucon Creek Road, Suite 201
Center Valley, Pennsylvania 18034
Attention:	Christopher Ferguson
Fax No.:	(610) 672-9999
Email Address:	CFerguson@focusventurepartners.com

With a copy to:

Fox Rothschild LLP

Address:	2700 Kelly Road, Suite 300
Warrington, Pennsylvania 18976
Attention:	Adam G. Silverstein, Esq.
Fax No.:	(215) 345-7507
Email Address:	asilverstein@foxrothschild.com

8.13       Cooperation; Further Assurances. Each Party agrees to cooperate fully with the other Party(ies) and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party(ies) to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement, including the structuring of the transaction not to constitute a taxable event to the Parties and/or their members and shareholders.

8.14       Construction; Usage.

(a)          Interpretation. In this Agreement, unless a clear contrary intention appears:

(i)          the singular number includes the plural number and vice versa;

(ii)         reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii)        reference to any gender includes each other gender;

(iv)        reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v)         reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi)        “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

(vii)       “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii)      “or” is used in the inclusive sense of “and/or”;

(ix)         with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(x)          references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b)          Legal Representation of the Parties. This Agreement was negotiated by the Parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

(c)          Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.15       Enforcement of Agreement. The Parties acknowledge and agree that the other Party(ies) would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by a Party could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which any Party may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

8.16       Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

8.17       Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

[Signature Page to Follow]

IN   WITNESS   WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

BEACON ENTERPRISE SOLUTIONS GROUP, INC.

By:	/s/
Name:	Bruce Widener
Title:	Chief Executive Officer

BEACON ACQUISITION SUB, LLC

By:	/s/
Name:	Bruce Widener
Title:	Chief Executive Officer

OPTOS CAPITAL PARTNERS, LLC

By:	/s/
Name:	Christopher Ferguson
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

DEFINED TERMS

“Act” shall have the meaning set forth in the Recitals to this Agreement.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such first Person with the meaning of the Securities Act, as amended, and the rules and regulations promulgated thereunder.

“Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

“Antitrust Laws” shall mean the HSR Act and any other antitrust, unfair competition, merger or acquisition notification, or merger or acquisition control Legal Requirements under any applicable jurisdictions, whether federal, state, local or foreign.

“Balance Sheet” shall mean, in the case of Beacon, the consolidated balance sheet included in its most recent Quarterly Report on Form 10-Q and, in the case of Optos, the balance sheet dated March 31, 2013 contained in Part 3.5 of the Optos Disclosure Schedule.

“Beacon” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Beacon Articles Amendment” shall have the meaning set forth in Section 1.6(a) of this Agreement.

“Beacon Balance Sheet” shall mean the balance sheet included in Beacon’s Quarterly Report on Form 10-Q most recently filed with the SEC.

“Beacon Capital Increase” shall have the meaning set forth in Section 1.6(a)(i) of this Agreement.

“Beacon Capital Stock” shall mean the Beacon Common Stock and the Beacon Preferred Stock.

  “Beacon Common Stock” shall mean the Common Stock, $0.001 par value per share, of Beacon.

“Beacon Contract(s)” shall mean any Contract (a) to which any of the Beacon Corporations is a party; (b) by which any of the Beacon Corporations or any asset of any of the Beacon Corporations is or may become bound or under which any of the Beacon Corporations has, or may become subject to, any obligation; or (c) under which any of the Beacon Corporations has or may acquire any right or interest.

“Beacon Corporation” shall mean Beacon or any of its Subsidiaries, and “Beacon Corporations” shall mean Beacon and all of its Subsidiaries.

  “Beacon Disclosure Schedule” shall mean the disclosure schedule that has been prepared by Beacon and that has been delivered by Beacon to Optos on the date of this Agreement and signed by the President of the Beacon.

“Beacon IP” means all Intellectual Property Rights and Intellectual Property owned by or exclusively licensed to Beacon or any of its Subsidiaries.

“Beacon Issuable Preferred Stock” means the Series D Preferred Stock to be issued to the members of Optos in the Merger, the terms and conditions of which shall be mutually agreed by the Parties, including the following terms: (a) shares of the Series D Preferred Stock shall automatically convert into Beacon Common Stock equal to an aggregate of 95% of the total amount of Resultant Stock following consummation of the Reverse Split of Beacon Common Stock authorized in the Beacon Articles Amendment; and (b) holders of the Series D Preferred Stock shall be entitled to vote solely on the Beacon Articles Amendment, and such holders shall be entitled to the number of votes equal to the number of whole shares of Beacon Common Stock into which such shares of Series D Preferred Stock are convertible.

“Beacon Material Adverse Effect” shall be defined as follows: an event, violation, inaccuracy, circumstance or other matter will be deemed to have a “Beacon Material Adverse Effect” if such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of “Material Adverse Effect” or other materiality qualifications, or any similar qualifications, in such representations and warranties) had or would reasonably be expected to have a material adverse effect on (a) the capitalization, assets or liabilities of Beacon,  (b) the ability of Beacon or the Merger Sub to consummate the Merger or any of the other Contemplated Transactions or to perform any of their obligations under this Agreement, or (c) Beacon’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the membership interests of the Surviving Entity; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be a Beacon Material Adverse Effect: (i) any change in the capitalization or assets of Beacon caused by, related to or resulting from, directly or indirectly, the Contemplated Transactions or the announcement thereof, (ii) any adverse change, effect or occurrence attributable to the United States economy as a whole or the industries in which Beacon competes, (iii) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation of armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, (iv) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof, (v) any change in the stock price or trading volume of Beacon or (vi) any sale of assets of Beacon to an unrelated third party or any loss of rights to assets of Beacon as a result of failure to satisfy minimum sales, royalty or other obligations under governing license agreements in each case independent of any other event that would be deemed to have a Beacon Material Adverse Effect.

“Beacon Material Contract” shall mean any contract listed in Section 2.14 of this Agreement.

“Beacon Name Change” shall have the meaning set forth in Section 1.6(a)(ii) of this Agreement.

“Beacon Preferred Stock” shall mean the Preferred Stock, $0.01 par value per share, of Beacon.

“Beacon SEC Reports” shall have the meaning set forth in Section 2.4(a) of this Agreement.

“Beacon Stock Options” shall have the meaning set forth in Section 2.3(b).

“Beacon Warrants ” shall have the meaning set forth in Section 2.3(b).

“Benefit Plan” shall mean any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, stock appreciation right, retirement, vacation, severance, change of control, disability, death benefit, hospitalization, medical, worker’s compensation, supplementary unemployment benefits, fringe benefits, or other plan, policy, program, practice, arrangement or understanding (whether or not legally binding, whether or not terminated, and whether or not in writing), whether covering one person or more than one person, or any employment agreement providing compensation or benefits to any current or former employee, officer, director or independent contractor of Beacon or Optos, as applicable, or any beneficiary thereof or entered into, maintained or contributed to, as the case may be, by Beacon or Optos, as applicable, with respect to which Beacon or Optos, as applicable, has any liability. Without limiting the generality of the foregoing, the term “Benefit Plan” includes all employee benefit plans within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA.

“Blue Sky Laws” shall have the meaning set forth in Section 2.2(c) of this Agreement.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which banks located in New York are authorized or required by law to close.

“Certificate of Merger” shall have the meaning set forth in Section 1.3 of this Agreement.

“Closing” shall have the meaning set forth in Section 1.3 of this Agreement.

“Closing Date” shall have the meaning set forth in Section 1.3 of this Agreement.

  “Code” shall have the meaning set forth in the Recitals to this Agreement.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” shall have the meaning set forth in Section 2.2(a) of this Agreement.

“Continuing Directors” shall have the meaning set forth in Section 1.5 of this Agreement.

“Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“Cost” shall have the meaning set forth in Section 4.12(a) of this Agreement.

“Effective Time” shall have the meaning set forth in Section 1.3 of this Agreement.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“ERISA Plan” shall have the meaning set forth in Section 2.9 of this Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Expenses” shall mean, with respect to Optos or Beacon, as applicable, the reasonable out of pocket fees and expenses (including all reasonable fees and expenses of legal counsel, accountants, financial advisors and investment bankers of such Party) incurred by such Party or on its behalf in connection with the authorization, preparation, negotiation, execution and performance of this Agreement and the other agreements and documents contemplated by this Agreement, the compliance with applicable Legal Requirements and all other matters related to this Agreement, the Merger and the other Contemplated Transactions.

“GAAP” shall mean generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the financial statements referred to in Sections 2.5 and 3.5 were prepared.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, exemptions, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-Governmental Body of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means all apparatus, assay components, biological materials, cell lines, clinical data, chemical compositions or structures, databases and data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks, methods, processes, proprietary information, protocols, schematics, specifications, software, techniques, user interfaces, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries).

“Intellectual Property Rights” means any and all now known or hereafter existing (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature, whether arising by operation of law, by contract or license, or otherwise; and (f) all registrations, applications, renewals, extensions, combinations, divisions, or reissues of the foregoing, in each case in any jurisdiction throughout the world.

“Knowledge” shall mean, with respect to Beacon, the actual knowledge, after reasonable inquiry and investigation, of its current chief executive officer, and, with respect to Optos, the knowledge, after reasonable inquiry and investigation, of its managers.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, order, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Membership Interest” shall mean a Membership Interest of Optos, as described in the Optos Limited Liability Company Agreement.

“Merger” shall have the meaning set forth in the Recitals to this Agreement.

“Merger Sub” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Non-ERISA Plan” shall have the meaning set forth in Section 2.9 of this Agreement.

  “Options” shall have the meaning set forth in Section 2.3(d) of this Agreement.

“Optos” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Optos Corporation” shall mean Optos or any of its Subsidiaries, other than MDT Labor, LLC d/b/a MDT Technical, and “Optos Corporations” shall mean Optos and all of its Subsidiaries, other than MDT Labor, LLC d/b/a MDT Technical.

“Optos Disclosure Schedule” shall mean the disclosure schedule that has been prepared by Optos and that has been delivered by Optos to Beacon on the date of this Agreement and signed by the manager of Optos.

“Optos Equity Options” shall have the meaning set forth in Section 3.3(a) of this Agreement.

“Optos Financial Statements” shall have the meaning set forth in Section 3.5 of this Agreement.

“Optos Interim Statements” shall have the meaning set forth in Section 3.5 of this Agreement.

“Optos IP” means all Intellectual Property Rights and Intellectual Property owned by or exclusively licensed to Optos or any of its Subsidiaries.

“Optos Material Adverse Effect” shall be defined as follows: an event, violation, inaccuracy, circumstance or other matter will be deemed to have a “Optos Material Adverse Effect” if such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of “Material Adverse Effect” or other materiality qualifications, or any similar qualifications, in such representations and warranties) had or would reasonably be expected to have a material adverse effect on (a) the business, condition, capitalization, assets, liabilities, operations or financial performance of Optos or (b) the ability of Optos to consummate the Merger or any of the other Contemplated Transactions or to perform any of its obligations under this Agreement; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be an Optos Material Adverse Effect: (i) any change in the business, condition, capitalization, assets, liabilities, operations or financial performance of Optos caused by, related to or resulting from, directly or indirectly, the Contemplated Transactions or the announcement thereof, (ii) any adverse change, effect or occurrence attributable to the United States economy as a whole or the industry in which Optos competes, (iii) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing or (iv) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof, in each case independent of any other event that would be deemed to have an Optos Material Adverse Effect.

“Optos Material Contracts” shall have the meaning set forth in Section 3.12(a) of this Agreement.

“Optos Warrants” shall have the meaning set forth in Section 3.3(a) of this Agreement.

“Order” shall mean any law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decision, decree, rule, regulation, ruling or Legal Requirement issued enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Organizational Documents” shall mean, with respect to any Entity, its certificate or articles of incorporation, certificate of formation or organization, by-laws, operating or partnership agreement and other organizational documents, as the case may be.

“Outstanding Optos Membership Interests” shall mean the number of Membership Interests issued and outstanding immediately prior to the Effective Time, plus any Membership Interests issuable pursuant to the exercise or conversion of Optos Equity Options, Optos Warrants or other rights to acquire Membership Interests or other equity interests in Optos (including rights under any contractual antidilution provisions) outstanding immediately prior to the Effective Time.

“Part” shall mean a part or section of the Beacon Disclosure Schedule or the Optos Disclosure Schedule, as applicable.

“Party” or “Parties” shall mean Optos, Beacon, and Merger Sub.

“Person” shall mean any individual, Entity or Governmental Body.

“Pre-Closing Period” shall have the meaning set forth in Section 4.1 of this Agreement.

“Registered IP” means all Intellectual Property Rights that are registered or filed with or issued by any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

“Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

“Required Beacon Shareholder Vote” shall have the meaning set forth in Section 2.2(a) of this Agreement.

“Required Optos Member Vote” shall have the meaning set forth in Section 3.2(a) of this Agreement.

“Resultant Stock” shall mean the sum of (i) all of the issued and outstanding shares of Beacon Common Stock and (ii) the number of shares of Beacon Common Stock that are issuable upon the conversion of all outstanding shares of Beacon Preferred Stock, including but not limited to all shares of the Beacon Issuable Preferred Stock.

“Reverse Split” shall have the meaning set forth in Section 1.6(a)(iii) of this Agreement.

“SEC” shall mean the United States Securities and Exchange Commission.

“Secretary of State” shall have the meaning set forth in Section 1.3 of this Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“SOX” shall mean the Sarbanes-Oxley Act of 2002, as amended

“Subsidiary” an Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Surviving Entity” shall have the meaning set forth in Section 1.1 of this Agreement.

“Tax” shall mean any (a) tax (including, but not limited to, income, franchise, business, corporate, capital, excise, gross receipts, ad valorem, property, sales, use, turnover, value added, stamp and transfer taxes), deduction, withholding, levy, charge, assessment, tariff, duty, impost, deficiency or other fee of any kind imposed by any Governmental Body, (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Body in connection with any item described in clause (a) or for failure to file any Tax Return, (c) any successor or transferee liability in respect of any items described in clauses (a) and/or (b) under Treasury Regulation 1502-6 (or any similar provision of state, local or foreign law) and (d) any amounts payable under any tax sharing agreement or other contractual arrangement.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Taxing Authority” shall mean any Governmental Body charged with the responsibility for the assessment and collection of Taxes and the administration or enforcement of Tax law.

“Trade Secrets” means all product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, research and development, manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret within the meaning of the applicable trade-secret protection law.